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INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American Growth Fund, Inc.:

We consent to the use of our report dated August 30, 1996 appearing in the Statement of Additional Information, which is part of this Registration Statement and to the reference to our Firm under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.
/s/      KPMG Peat Marwick

Denver, Colorado
September 26, 1996